Exhibit 10.11

SECOND AMENDMENT

TO

EIGHTH AMENDED AND RESTATED OWENS-ILLINOIS, INC.
STOCK PURCHASE AND SAVINGS PROGRAM

WHEREAS, Owens-Illinois, Inc. (the “Employer”) sponsors the Owens-Illinois, Inc.  Stock Purchase and Savings Program (the “Plan”); and

WHEREAS, Section 12.2 of the Plan reserves to the Employer the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan to provide that effective January 1, 2019 all disability determinations are conditioned on determinations made by third parties; and

WHEREAS, the Employer desires to amend the Plan to clarify that it shall comply with Department of Labor Regulations Section 2560.503-l(g)-(p) with respect to benefit claims involving determinations of Disability made by the Plan Administrator between April 1, 2018 and December 31, 2018, to the extent applicable; and

WHEREAS, the Employer desires to amend the Plan effective January 1, 2019 to permit participation by certain non-salaried employees of Owens-Brockway Glass Container, Inc. who will be performing services for O-I Packaging Solutions LLC.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.              Effective January 1, 2019, Section 1.7 is amended to read as follows (additions are shown in bold and italics and deletions in bold and strikethrough):

“DISABILITY” shall mean a “permanent and total” disability as determined by the Social Security Administration or as evidenced by the award of benefits for permanent and total disability under any Employer-provided group insurance policy or other coverage arrangement providing long-term or similar disability income coverage or benefits as may be applicable to the Participant.  To be a Disability under the Plan, such permanent and total disability must be incurred by a Participant while in the employ of the Employer.  ~~A Participant shall be deemed “disabled” if, in the opinion of the administrator and based upon appropriate medical advice and examination, he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.~~

2.              Effective January 1, 2019, the third paragraph of Section 3.1 is amended to read as follows (additions are shown in bold and italics and deletions in bold and strikethrough):

In no event, however, shall any Employee (or other individual) participate under the Plan while he is: (i) included in a unit of Employees covered by a collective bargaining agreement between the Employer and the Employee representatives under which retirement benefits were the subject of good faith bargaining, unless the terms of such bargaining agreement expressly provides for the inclusion in the Plan; (ii) employed as an independent contractor on the payroll records of the Employer (regardless of any subsequent reclassification by the Employer, any governmental agency or court); (iii) employed as a Leased Employee; (iv) employed as a nonresident alien who receives no earned income (within the meaning of Section 911(d)(2) of the Code) from the Employer which constitutes income from sources within the United States (within the meaning of Section 861(a)(3) of the Code); or (v) employed on a non-salaried basis, except as expressly permitted by an Employer as evidenced on Appendix A.

3.              Effective April 1, 2018, Section 9.2(b) is amended to read as follows (additions are shown in bold and italics and deletions in ~~bold and strikethrough~~):

(b)                                 The provisions of this subsection (b) shall apply to all claims involving ~~a~~ the determination by the Administrator of a Participant’s Disability made between April 1, 2018 and December 31, 2018.

Such a claim for Disability benefits must be submitted in writing to the Administrator.  Approved claims shall be processed and instructions issued to the Trustee or custodian authorizing payment as claimed.

If such a claim is denied in whole or in part, the Administrator shall notify the claimant within forty-five (45) days after receipt of the claim (or within seventy- five (75) days, if special circumstances require an extension of time for processing the claim, and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial forty-five (45) day period).

If, prior to the end of the seventy five (75) day extended period, the Administrator determines that a decision cannot be rendered within the initial extension period due to special circumstances, the period for making a determination may be extended for up to an additional thirty (30) days, provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the originally extended seventy-five (75) day period.

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(1)                                 the specific reason or reasons for the denial of the claim;

(2)                                 the specific references to the pertinent Plan provisions on which the denial is based;

(3)                                 a description of any additional materials or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(4)                                 a statement that any appeal of the denial must be made by giving to the Administrator, within one hundred eighty (180) days after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim;

(5)                                 a statement about the claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied on review; and

(6)                                 to the extent that an internal rule, guideline, protocol, or other similar criterion was relied upon in the denial, the notification shall set forth the specific rule, guideline, protocol, or criterion or indicate that such was relied upon and that a copy will be provided free of charge to the claimant upon request.

Upon denial of a claim in whole or in part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted to review documents (free of charge) pertinent to the denial, and to submit issues and comments in writing.  Any appeal of the denial must be given to the Administrator within the period of time prescribed under subsection (b)(4) above.  If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s initial adverse determination shall be final, binding and conclusive.

The Administrator shall consider the full record of the claimant’s appeal without deference to the initial determination and, if the determination is based in whole or in part on a medical judgment, shall consult with a health care professional experienced in the field of medicine involved in the medical judgment.  The health care professional consulted on the appeal shall be an individual who was not consulted in connection with the initial denied claim (nor a subordinate of any individual consulted in connection with the initial denied claim) and whose identity shall be disclosed to the claimant upon written request of the claimant, regardless of whether the health care professional’s advice was relied upon in making the subsequent claim determination.

The Administrator shall render a decision that shall be binding upon both parties.  The Administrator shall advise the claimant of the results of their review within forty-five (45) days after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than ninety (90) days after receipt of the request for review.  If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.  The decision of the review shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(1)                                 the specific reason or reasons for the denial of the claim;

(2)                                 the specific references to the pertinent Plan provisions on which the denial is based;

(3)                                 the claimant’s right to receive free of charge, upon written request, reasonable access to and copies of, all Plan documents, records, and other information relevant to the claim;

(4)                                 a statement about the claimant’s right to bring a civil action under Section 502(a) of ERISA; and

(5)                                 to the extent that an internal rule, guideline, protocol, or other similar criterion was relied upon in the denial, the notification shall set forth the specific rule, guideline, protocol, or criterion or indicate that such was relied upon and that a copy will be provided free of charge to the claimant upon request.

The decision of the Administrator shall be final, binding and conclusive.  No legal action to recover benefits under the Plan may be filed after 12 months of the date of the decision on appeal.

Notwithstanding the foregoing, to the extent required administrative processes included in Department of Labor Regulations Section 2560.503-1(g)-(p) apply to a claim for Disability benefits under this Plan, the required administrative processes included in Department of Labor Regulations Section 2560.503-1(g)- (p) shall govern.

Effective January 1, 2019 this Section 9.2(b) shall no longer apply.  All benefit claims, including those involving determinations of Disability made on and after January 1, 2019, will be governed by Section 9.2(a).

4.              Effective January 1, 2019, Appendix A is revised in its entirety to read as follows (additions are shown in bold and italics):

APPENDIX A

OWENS-ILLINOIS, INC.
STOCK PURCHASE AND SAVINGS PROGRAM

Effective January 1, 2014

LIST OF COVERED EMPLOYERS AND EMPLOYEES

Employer	Location	Group	Union	Local	Effective Date
Owens-Illinois, Inc.	All	Salary	N/A	N/A	July 1, 1969
Seagate, Inc.	All	All	N/A	N/A	October 25, 1979
Owens-Illinois General Inc.	All	Salary	N/A	N/A	January 1, 1987
Owens-Brockway Glass Container, Inc.	All	Salary	N/A	N/A	January 1, 1993
Owens-Brockway Glass Container, Inc.	Only for Employees Seconded to work at O-I Packaging Solutions LLC	Non-Salaried		N/A	January 1, 2019